FOR IMMEDIATE RELEASE

CORE MOLDING TECHNOLOGIES REPORTS RESULTS FOR THE 2016 FIRST QUARTER

COLUMBUS, Ohio - May 9, 2016 - Core Molding Technologies, Inc. (NYSE MKT: CMT) (“Core Molding” or the “Company”) today announced results for the first quarter ended March 31, 2016.

First Quarter 2016 Compared to First Quarter 2015:

•	Net sales were $45.5 million compared to $49.6 million.

•	Product sales were $42.5 million compared to $47.9 million.

•	Gross margin was 19.5% compared to 18.2%.

•	Operating income was $4.4 million compared to $4.9 million.

•	Net income was $2.9 million, or $0.38 per diluted share, compared with $3.2 million, or $0.42 per diluted share.

“Our first quarter results were largely in line with our expectations,” stated Kevin L. Barnett, President and Chief Executive Officer of Core Molding Technologies. “Product sales declined, as expected, reflecting a slowdown in the build-rates of a number of heavy duty truck programs, partially offset by stronger demand from our marine and automotive markets, coupled with incremental sales related to our March 2015 acquisition of CPI Binani. Despite lower leverage of our fixed cost infrastructure resulting from the year-over-year decline in sales, we were able to improve our first quarter 2016 gross margin by 130 basis points as a result of reductions in operating costs. Additionally, free cash flows generated during the quarter increased our cash balance over $5 million, enabling us to strengthen our liquidity position and better positioning us to invest in future growth initiatives.”

Outlook
Mr. Barnett continued, "Turning to the balance of 2016, we anticipate sales to remain below 2015 levels, reflecting the decline in the heavy duty truck market. Industry sources currently forecast a decline in production of heavy duty trucks of 25%-30% which, while a meaningful reduction, represents a comparatively moderate down-cycle relative to the slowdowns experienced over the past 20 years. As a result of our market diversification efforts to reduce our dependence on the heavy duty truck market and the addition of new business awards, we expect the decrease in our total product revenues for 2016 to be a lower percentage than the projected decrease in the heavy duty truck market. Going forward we will work to manage our operating costs to reduce the impact of the projected decrease in product revenues.”

“We believe our increasingly strong balance sheet provides us with sufficient flexibility to invest in organically growing our business and to pursue acquisitions that can further diversify our markets, as well as expand our product offerings and geographic footprint. As a result, we remain enthusiastic about our prospects for delivering long-term profitable growth and returns to our shareholders,” Mr. Barnett concluded.

About Core Molding Technologies, Inc.
Core Molding Technologies, Inc. is a manufacturer of sheet molding compound (SMC) and molder of fiberglass reinforced thermoset and thermoplastic materials. Core specializes in large-format moldings and offers a wide range of fiberglass processes, including compression molding of SMC, glass mat thermoplastics (GMT) and bulk molding compounds (BMC); compression and transfer molding of direct long-fiber thermoplastics (D-LFT); spray-up, lay-up, resin transfer (RTM) and vacuum resin transfer molding (V-RTM). Additionally, the company offers reaction injection molding (RIM) of dicyclopentadiene (DCPD). Core serves a wide variety of markets, including the medium and heavy-duty truck, marine, automotive, agriculture, construction and other commercial products markets. Headquartered in Columbus, Ohio, Core maintains plants in Columbus and Batavia, Ohio; Gaffney, South Carolina; Winona, Minnesota; and Matamoros, Mexico. For further information, visit the company's website at www.coremt.com.

This press release may contain certain forward-looking statements within the meaning of the federal securities laws. As a general matter, forward-looking statements are those focused upon future plans, objectives or performance as opposed to historical items and include statements of anticipated events or trends and expectations and beliefs relating to matters not historical in nature. Such forward-looking statements involve known and unknown risks and are subject to uncertainties and factors relating to Core Molding Technologies' operations and business environment, all of which are difficult to predict and many of which are beyond Core Molding Technologies' control. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expect,” “intend,” “plans,” “projects,” “believes,” “estimates,” “confident” and similar expressions are used to identify these forward-looking statements. These uncertainties and factors could cause Core Molding Technologies' actual results to differ materially from those matters expressed in or implied by such forward-looking statements.

Core Molding Technologies believes that the following factors, among others, could affect its future performance and cause actual results to differ materially from those expressed or implied by forward-looking statements made in this report: business conditions in the plastics, transportation, marine and commercial product industries (including slowdown in demand for truck production); federal and state regulations (including engine emission regulations); general economic, social and political environments in the countries in which Core Molding Technologies operates; safety and security conditions in Mexico; dependence upon certain major customers as the primary source of Core Molding Technologies' sales revenues; efforts of Core Molding Technologies to expand its customer base; the ability to develop new and innovative products and to diversify markets, materials and processes and increase operational enhancements; the actions of competitors, customers, and suppliers; failure of Core Molding Technologies' suppliers to perform their obligations; the availability of raw materials; inflationary pressures; new technologies; regulatory matters; labor relations; the loss or inability of Core Molding Technologies to attract and retain key personnel; the Company’s ability to successfully identify, evaluate and manage potential acquisitions and to benefit from and properly integrate any completed acquisitions; federal, state and local environmental laws and regulations; the availability of capital; the ability of Core Molding Technologies to provide on-time delivery to customers, which may require additional shipping expenses to ensure on-time delivery or otherwise result in late fees; risk of cancellation or rescheduling of orders; management's decision to pursue new products or businesses which involve additional costs, risks or capital expenditures; and other risks identified from time-to-time in Core Molding Technologies' other public documents on file with the Securities and Exchange Commission, including those described in Item 1A of the Company’s 2015 Annual Report to stockholders on Form 10-K.

Company Contact: John Zimmer Vice President & Chief Financial Officer 614-870-5604 jzimmer@coremt.com	Investor Relations Contact: The Equity Group Inc. Fred Buonocore (212) 836-9607/fbuonocore@equityny.com Kevin Towle (212) 836-9620/ktowle@equityny.com www.theequitygroup.com

(See Accompanying Tables)

CORE MOLDING TECHNOLOGIES, INC.
Condensed Consolidated Statements of Income (Unaudited)
(in thousands, expect per share data)

	Three Months Ended
	March 31,
	2016	2015
Net sales:
Products	$42,530	$47,854
Tooling	2,938	1,745
Total net sales	45,468	49,599

Total cost of sales	36,605	40,574

Gross margin	8,863	9,025

Total selling, general and administrative expense	4,421	4,135

Income before interest and taxes	4,442	4,890

Interest expense	92	41

Income before income taxes	4,350	4,849

Income tax expense	1,460	1,653

Net income	$2,890	$3,196

Net income per common share:
Basic	$0.38	$0.42
Diluted	$0.38	$0.42
Weighted average shares outstanding:
Basic	7,597	7,561
Diluted	7,607	7,607

Condensed Consolidated Balance Sheets
(in thousands)

	As of 3/31/2016 (Unaudited)	As of 12/31/2015
Assets:
Cash	$14,376	$8,943
Accounts Receivable	31,953	36,886
Inventories	13,007	13,697
Other Current Assets	2,340	3,158
Property, Plant and Equipment, net	73,424	74,103
Goodwill	2,403	2,403
Intangibles, net	600	613
Total Assets	$138,103	$139,803

Liabilities and Stockholders' Equity
Current Portion of Long-term Debt	$3,286	$3,714
Accounts Payable	9,456	13,481
Compensation and Related Benefits	5,483	8,474
Tooling in Progress	4,802	2,271
Accrued Liabilities and Other	3,060	2,122
Long-Term Debt	9,000	9,750
Deferred Tax Liability	2,252	2,252
Post Retirement Benefits Liability	9,022	9,006
Stockholders' Equity	91,742	88,733
Total Liabilities and Stockholders' Equity	$138,103	$139,803